Exhibit 99.1 Adient announces José Gutiérrez to join automotive seat supplier’s Board of Directors PLYMOUTH, Mich., March 22, 2019 – Adient plc (NYSE: ADNT), a global leader in automotive seating, today announced the appointment of José Gutiérrez to Adient's Board of Directors, effective March 21, 2019. "Our top priority is improving Adient’s operational and financial performance. José’s experience as a CEO and proven track record of leading transformations will help CONTACTS accelerate our turnaround plan," said Doug Del Grosso, Adient president and chief executive officer. "José’s background complements our board's skills and further Mary Kay Dodero T +1 734.386.6253 strengthens our resolve to enhance shareholder value." mary.kay.dodero@adient.com Gutiérrez served as senior executive vice president and chief of staff to the chairman and CEO of AT&T from 2015 until his retirement at the end of 2016. Prior to assuming this position and over his 25-year career at AT&T, he held numerous senior executive positions, including president of AT&T Wholesale and Access Solutions, president and CEO of AT&T Advertising Solutions, president of AT&T Global Enterprise Solutions, and president and CEO of Southwestern Bell. Gutiérrez earned a Master of Management (MBA) from the Kellogg Graduate School of Management at Northwestern University. He earned a Master of Accountancy and a Bachelor of Accountancy summa cum laude, both from the University of Missouri. About Adient: Adient is a global leader in automotive seating. With 85,000 employees operating 214 manufacturing/assembly plants in 32 countries worldwide, we produce and deliver automotive seating for all vehicle classes and all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat making process. Our integrated, in-house skills allow us to take our products from research and design all the way to engineering and manufacturing – and into more than 25 million vehicles every year. For more information on Adient, please visit adient.com .